Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Tegal Corporation’s Registration Statement on Form S-8 (Nos. 333-128953, 333-12473, 333-66781, 333-88373, 333-51294, 333-110650, and 333-119272), Form S-2 (No. 333-83840), and Form S-3 (Nos. 333-127494, 333-128943, 333-38086, 333-94093, 333-107422, 333-108921, 333-113045, 333-116980, and 333-118641) of our report on the audit of the consolidated financial statements of Tegal Corporation as of March 31, 2006 and 2005, and for the years then ended. Our report, which is dated June 1, 2006, appears in Tegal Corporation’s Annual Report on Form 10-K for the year ended March 31, 2006.

/s/ Moss Adams LLP

Santa Rosa, California June 9, 2006

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